Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Appoints Patrick O'Donnell as Chief Financial Officer

OAK BROOK, Ill., April 26, 2023 -- TreeHouse Foods, Inc. (“TreeHouse Foods” or the “Company”) (NYSE: THS) today announced that Patrick O'Donnell has been named Executive Vice President and Chief Financial Officer.

“Pat has demonstrated strong leadership and made valuable contributions to the ongoing advancement of TreeHouse’s growth strategy during his time as Interim CFO and we are pleased to appoint him to the role in a permanent capacity," said Steve Oakland, President and Chief Executive Officer of TreeHouse Foods. “He is a results-driven leader who brings substantial finance and accounting expertise along with a deep understanding of our business and industry. As we progress forward as a higher-growth, higher-margin business focused on private label snacking and beverages, I am confident that Pat will continue to help us in achieving our operational, finance and value creation goals.”

“I am honored to be named TreeHouse CFO at this pivotal point in the Company’s growth journey, and am excited to build on the tremendous work underway,” said Mr. O’Donnell. “Together with Steve and the senior leadership team and with the support of our finance organization, I look forward to advancing our ongoing efforts to drive profitable growth through category leadership and investment in capabilities.”

Mr. O'Donnell has been serving as Interim Chief Financial Officer since June 30, 2022, in addition to his role as Chief Accounting Officer. He joined TreeHouse in 2017 and has served in increasingly senior finance and accounting roles for the Company throughout his tenure, including as Assistant Corporate Controller, Corporate Controller, leading the Company’s Corporate Financial Planning & Analysis function, and as Vice President, Corporate Controller, and Principal Accounting Officer prior to serving as Interim Chief Financial Officer and Chief Accounting Officer. Prior to joining the Company, Mr. O'Donnell held roles with increasing responsibility for more than 14 years at PricewaterhouseCoopers. He is a graduate of Marquette University.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading private label food and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

SOURCE TreeHouse Foods, Inc.

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http://www.treehousefoods.com